 Exhibit 99.1

ParkerVision Reports Second Quarter 2025 Results

JACKSONVILLE, Fla., August 12, 2025 – ParkerVision, Inc. (OTCQB: PRKR) (“ParkerVision” or the "Company"), a developer and marketer of technologies and products for wireless applications, today announced results for the three and six months ended June 30, 2025.

 2025 Summary and Recent Developments

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The federal district court in Orlando issued a third claim construction order, adding new language to ParkerVision's receiver patent claims in its case against Qualcomm.  The Company does not agree with the new language and believes it is unsupported by the patents themselves.  The Company intends to appeal the ruling and has asked the court for a final judgement on the receiver claims under Rule 54(b) and to sever and stay the case on the transmit claims.  Following the court's claim construction order, Qualcomm filed a motion for partial summary judgement, seeking a finding of no infringement on the receiver claims.

The Company also has a pending request for the court to reconsider its denial of a motion to replace ParkerVision's technical expert who is medically unable to continue.

The court has not yet ruled on these outstanding motions.

●	There are currently two patent infringement trials scheduled for the first quarter of 2026 in Texas; one in January 2026 against Realtek and one in March 2026 against MediaTek.

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The district court in the Western District of Texas has ordered a stay for the deadlines in the Company's infringement cases against Texas Instruments and NXP Semiconductors, pending final written decisions from the Patent Trial and Appeal Board ("PTAB") on outstanding inter partes reviews ("IPRs").  The PTAB decisions are expected in November 2025.   A similar stay was ordered in a second patent infringement case against MediaTek in Texas; however, the first infringement case against MediaTek, currently scheduled for trial in March 2026, is not impacted by this stay.

●	In June 2025, the PTAB denied two petitions for IPR filed by Realtek in December 2024. The Realtek patent infringement trial is scheduled to commence in January 2026.

Jeffrey Parker, CEO of ParkerVision, commented, “It has been almost two months since we filed our request with the Orlando district court to issue a final judgement on our receiver claims in the Qualcomm case in order to allow us to appeal the court's May 30th claim construction ruling.  We remain hopeful that the court will rule in our favor.  This court has commented on the challenges of efficiency in patent cases, and this will provide a path to what we believe to be the most efficient and expeditious resolution of this long-standing case.   Meanwhile, we continue to focus on our Texas actions, including the Realtek case, which is scheduled for trial in five months, and IPR defenses to preserve our patent claims in other cases."

Mr. Parker continued, "ParkerVision continues working to raise awareness of the essential role innovators play in driving technological leadership and national security for the United States.  We have intellectual property assets that are yet untapped that we believe can bring significant benefits to burgeoning advanced wireless applications such as 5G, but we also firmly believe that a solid U.S. patent protection system is crucial in order to justify the continuation of investment in innovation."

Financial Results

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ParkerVision reported a net loss for the second quarter of 2025 of $1.6 million, or $0.01 per common share, compared to a net loss of $0.3 million, or $0.00 per common share for the second quarter of 2024.  On a year-to-date basis, the Company reported a net loss for the first six months of 2025 of $5.4 million, or $0.05 per common share, compared to a net loss of $1.0 million, or $0.01 per common share for the same period in 2024.

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The increase in net loss for the three months ended June 30, 2025, when compared to the three months ended June 30, 2024, is primarily the result of a $3.2 million increase in operating expenses, offset by a $1.8 million increase in the gain recognized from decreases in the estimated fair value of the Company's contingent payment obligations.

●	The increase in net loss for the six months ended June 30, 2025, when compared to the six months ended June 30, 2024, is primarily the result of a $3.6 million increase in operating expenses along with a $0.9 million change in the estimated fair value of the Company's contingent payment obligations.

- Increases in operating expenses of 69% and 78%, respectively, for the three and six months ended June 30, 2025, were the result of a $2.5 million one-time, non-cash charge to share-based compensation expense recognized on the modification of nonqualified share options. The modification extended the expiration date of options held by executives and other employees from January 2026 to January 2031. All other terms of the options, including the $0.54 exercise price per share, remain unchanged. In addition to non-cash expenses, the Company had increases in operating expenses attributable to the costs for consulting, litigation, and public relations services for the three and six months ended June 30, 2025.

- The gains and losses recognized on changes in the fair value of the Company's contingent payment obligations result from changes in estimated amounts and timing of projected future cash flows for the repayment of the Company's contingent payment obligations. The assumptions used in these estimates are highly subjective and may not be reflective of amounts actually repaid in the future which are contingent upon receipt of proceeds from patent enforcement, licensing and other patent-related items.

●	The Company used approximately $3.0 million in cash for operations for the first six months of 2025 and ended the quarter with $2.05 million in cash and cash equivalents.

About ParkerVision

ParkerVision, Inc. invents, develops and licenses cutting-edge, proprietary radio-frequency (RF) technologies that enable wireless solution providers to make and sell advanced wireless communication products. ParkerVision is engaged in a number of patent enforcement actions in the U.S. to protect patented rights that it believes are broadly infringed by others. For more information, please visit www.parkervision.com. (PRKR-I)

Safe Harbor Statement

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  These include statements regarding the timing, scheduling, and expected outcomes of current and future legal proceedings; the potential impact and significance of such proceedings; and expectations concerning court and PTAB rulings, trial dates, and pre-trial motions. Forward-looking statements also include estimates and assumptions underlying financial information, including the fair value of contingent payment obligations and the Company’s ability to support ongoing operations and litigation.

These statements are based on current expectations, estimates, projections, and assumptions as of the date of this release, and involve known and unknown risks and uncertainties that could cause actual results to differ materially. Words such as “believe,” “hopeful,”

“will," and similar expressions are intended to identify forward-looking statements, though not all forward-looking statements include these words. Risks and uncertainties that may cause actual results to differ include, among others: adverse developments or delays in legal proceedings; unfavorable court or PTAB decisions or rulings; the loss or unavailability of key expert witnesses; the availability of funding for continued operations and litigation; changes in the legal or regulatory environment; inaccuracies in financial estimates or assumptions; and risks disclosed in the Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2024, and subsequent filings.

Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date made. Except as required by law, the Company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events or circumstances.

Cindy French
Chief Financial Officer
ParkerVision, Inc
cfrench@parkervision.com

(TABLES FOLLOW)

ParkerVision, Inc.

Balance Sheet Highlights (unaudited)

	(unaudited)
(in thousands)	June 30, 2025	December 31, 2024
Cash and cash equivalents	$2,048	$4,918
Prepaid expenses and other current assets	252	127
Intangible assets & other noncurrent assets	771	834
Total assets	3,071	5,879

Current liabilities	2,457	2,408
Contingent payment obligations	46,816	46,659
Convertible notes, net of current portion	2,008	3,023
Other long-term liabilities	130	201
Shareholders’ deficit	(48,340)	(46,412)
Total liabilities and shareholders’ deficit	$3,071	$5,879

ParkerVision, Inc.

Summary Results of Operations (unaudited)

	Three Months Ended		Six Months Ended
(in thousands, except per share amounts)	June 30,		June 30,
	2025	2024	2025	2024
Licensing revenue	$-	$-	$-	$-
Cost of sales	(51)	(58)	(106)	(117)
Gross margin	(51)	(58)	(106)	(117)

Selling, general and administrative expenses	3,843	683	5,086	1,457
Total operating expenses	3,843	683	5,086	1,457

Interest expense and other	(44)	(88)	(84)	(168)
Change in fair value of contingent payment obligations	2,304	502	(157)	722
Total other income (expense)	2,260	414	(241)	554

Net loss	$(1,634)	$(327)	$(5,433)	$(1,020)

Basic and diluted net loss per common share	$(0.01)	0.00	$(0.05)	$(0.01)

Weighted average shares outstanding	118,797	88,683	117,322	88,424

ParkerVision, Inc.

Summary of Cash Flows

(unaudited)

	Six Months Ended
(in thousands)	June 30,
	2025	2024
Net cash used in operating activities	$(2,969)	$(1,418)
Net cash used in investing activities	(43)	-
Net cash provided by (used in) financing activities	142	(117)

Net decrease in cash and cash equivalents	(2,870)	(1,535)

Cash and cash equivalents - beginning of period	4,918	2,560

Cash and cash equivalents - end of period	$2,048	$1,025